Amendment No. 1 to the Securities Exchange Agreement

This Amendment No. 1 to the Securities Exchange Agreement (“Amendment”) is entered into on June 14, 2012 by and among Flux Power Holdings, Inc., formerly Lone Pine Holdings, Inc., a Nevada corporation (the “Corporation”), Flux Power, Inc., a California corporation (“Flux Power”) and its shareholders, Mr. Christopher Anthony, Esenjay Investments LLC, and Mr. James Gevarges (collectively the “Flux Shareholders”), pursuant to which the parties hereby agree to amend Section 2.3 of that certain Securities Exchange Agreement dated as of May 18, 2012 by and among the Corporation, Flux Power and the Flux Shareholders, to read in its entirety as follows:

“2.3 Closing. The closing (the “Closing” or the “Closing Date”) of the transactions contemplated by this Agreement shall occur on June 14, 2012 upon the exchange of the Company Shares and the purchase of the Common Stock as described in Section 2.1 herein. Such Closing shall take place at a mutually agreeable time and place, and be conditioned upon all of the conditions of set forth in Articles 7 and 8 being met.”

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

	FLUX POWER HOLDINGS, INC.		FLUX POWER INC.

By:	/s/ Gianluca Cicogna Mozzoni	By:	/s/ Chris Anthony
	Gianluca Cicogna Mozzoni,		Chris Anthony,
	President and Chief Executive Officer		President and Chief Executive Officer

COMPANY SHAREHOLDERS

/s/ Chris Anthony
Chris Anthony
4,000,000 Company Shares owned

Esenjay Investments, LLC,
a Texas limited liability company

/s/ Michael Johnson
Michael Johnson, Manager
6,764,228 Company Shares owned

/s/ James Gevarges
James Gevarges
2,000,000 Company Shares owned